[Lodgian, Inc. Letterhead]

                                    NYSE: LOD

AT LODGIAN:
Robert S. Cole   Ginny Gaines
CEO              Director of Corp. Comm.
(404) 364-9400   (404) 365-3805

AT THE FINANCIAL RELATIONS BOARD:
Bill Murphy           Georganne Palffy
General Information   Analyst Inquiries
(312) 266-7800        (312) 266-7800


 FOR APPROVAL ONLY
 TUESDAY, MARCH 30, 1999

                  LODGIAN, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

                  Atlanta, Georgia, March 30, 1999 -- The Board of Directors of Lodgian, Inc. (the "Corporation") today adopted a Shareholder Rights Plan and declared a dividend of one Right on each outstanding share of the Corporation's Common Stock. The dividend will be paid on April 19, 1999 to shareholders of record on April 14, 1999.

                  The Rights Plan was not adopted in response to any specific effort to acquire control of the Corporation. Rather, the Rights Plan was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

                  Robert S. Cole, Chief Executive Officer of Lodgian, said "We believe that this Plan protects the interests of our shareholders in the event that the Corporation is confronted with coercive or unfair takeover tactics including offers that do not treat all shareholders equally, the acquisition in the open market of shares constituting control without offering fair value to all shareholders, and other coercive or unfair tactics that could impair the Board's ability to represent the shareholders' interests fully. The Plan is not intended to prevent an acquisition of the Corporation on terms that are favorable and fair to all shareholders, and will not do so."

                  Initially, the Rights will trade with the Common Stock of the Corporation and will not be exercisable. The Rights will separate from the Common Stock and become exercisable upon the occurrence of events typical of shareholder rights plans. In general, such separation will occur when any person or group of affiliated persons acquires or makes an offer to acquire 15% or more of the Corporation's Common Stock. Thereafter, separate Right Certificates will be distributed and each Right will entitle its holder to purchase one hundredth of a share of the Corporation's Participating Preferred Stock (the "Preferred Stock") for an exercise price of $25.00 (the "Exercise Price"). Each one hundredth of a share of Preferred Stock has economic and voting terms equivalent to those of one share of the Corporation's Common Stock.

                  In the event that any person or group, without the Board's approval, actually acquires 15% or more of the Corporation's Common Stock, then each holder of a Right (other than such person or group) shall thereafter have the right to receive upon exercise of such Right and payment of the Exercise Price, shares of Preferred Stock having a value equal to twice the Exercise Price. Also, if the Corporation is involved in a merger or sells more than 50% of its assets or earning power, each Right will entitle its holder (other than the acquiring person or group) to purchase shares of Common Stock of the acquiring company having a market value of twice the Exercise Price. If any person or group acquires at least 15%, but less than 50%, of the Corporation's Common Stock, the Board of Directors may, at its option, exchange one share of Common Stock for each Right (other than Rights held by such person or group). The Rights Plan is not intended to and will not prevent a takeover of the Corporation at a full and fair price, including a tender or exchange offer for all outstanding shares of Common Stock of the Corporation approved by a majority of the Board of Directors. However, the Rights Plan may cause substantial dilution to a person or group that, without prior Board approval, acquires 15% or more of the Corporation's Common Stock, unless the Rights are first redeemed by the Board.

                  The Rights may be redeemed by the Board of Directors for $0.005 per Right and will otherwise expire on April 14, 2009.

                  The Rights  Plan does not weaken the  Corporation's  financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Corporation or its shareholders and will not change the way the Corporation's shares are traded.

                  Shareholders will receive a summary of key terms of the Rights Plan by mail. Detailed information and a copy of the Rights Plan will be filed with the Securities and Exchange Commission.

                  ABOUT THE COMPANY

                  Lodgian, Inc. owns or manages 141 hotels with more than 26,000 rooms in 35 states, Canada and Europe. The hotels are primarily full service, providing food and beverage service as well as lodging and meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, Hilton, Doubletree and Westin.

                  SAFE HARBOR STATEMENT

                  Note: Statements in this press release which are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks include, among others, competition within the lodging and contract service industries; the relationship between supply and demand for hotel rooms; the effects of economic conditions; issues associated with the ongoing integration of the former Servico, Inc. and Impac Hotel Group, the acquisition and renovation of existing hotels and the development of new hotels; operating risks; the cyclical nature of the lodging industry; risks associated with the dependence on franchisers of the company's lodging properties; and the availability of capital to finance planned growth, as described in the company's filings with the Securities and Exchange Commission.

         For more information on Lodgian, Inc. via facsimile at no cost, simply dial 1-800-PRO-INFO and enter the company ticker LOD or visit the FRB web site at www.frbinc.com.

                 Visit the LODGIAN web site at www.lodgian.com.

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